CELSIUS HOLDINGS, INC. SECURITIES TRADING POLICY (Compliance with U.S. Securities Laws and Security Trading) August 1, 2024 This Securities Trading Policy (this “Policy”) contains the following sections: 1.0 General 2.0 Definitions 3.0 Statement of Policy 4.0 Certain Exceptions 5.0 Window Periods, Pre-clearance of Trades and Other Procedures 6.0 10b5-1 Plans/Margin Accounts and Pledges/Short Sales 7.0 Potential Criminal and Civil Liability and/or Disciplinary Action 8.0 Broker Requirements for Section 16 Persons 9.0 Confidentiality 10.0 Legal Effect of this Policy 11.0 Reporting Violations/Seeking Advice 1.0 General 1.1 Celsius Holdings, Inc. and its subsidiaries (collectively, the “Company”, “we”, “us” or “our”), their respective directors, officers and employees (collectively, “Personnel”), family members (as defined below) of Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions. The Company may also from time to time determine that additional persons and entities, including certain of the Company’s contractors or consultants, shall be deemed Personnel under this Policy (collectively, “Non-Employee Personnel”). 1.2 Federal securities laws prohibit trading in the securities of the Company or any other entity on the basis of “inside” information about the Company or any other entity obtained in the course of your position with the Company. These transactions are commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business that is not available to the investing public. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.0. 1.3 This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are merely guidelines and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Each person subject to this Policy is individually responsible for complying with this Policy and

2 ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. 1.4 In all cases, responsibility for determining whether an individual is in possession of Material Nonpublic Information (as defined below) rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you have specific questions regarding this Policy or applicable law, please contact the Chief Legal Officer at TradeClearance@Celsius.com. 2.0 Definitions 2.1 “Family Members.” For purposes of this Policy, the term “family members” includes spouses, minor children, adult family members who reside with you, anyone else who shares the same household and any immediate family members and family members who do not share the same household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies we do business with. 2.2 “Material.” Under Company policy and United States laws, information is “material” if a reasonable investor would consider the information important in determining whether to trade in a security. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could also be material. Nonpublic information can be material even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds. Employees should assume that information that would affect their trading decisions, or which might tend to influence the price of the security, is material. Depending on the facts and circumstances, examples of information that could be considered material include, but are not limited to: • quarterly or annual results; • revenues, operating results (including EBITDA, Adjusted EBITDA and other key financial and operating metrics), estimates or guidance on operating results and changes in previously released results, estimates or guidance; • other unpublished financial results; • expansion or curtailment of operations and business disruptions; • a cybersecurity incident that may adversely impact the Company’s business, reputation or share value; • new inventions or discoveries; • a merger, acquisition, tender offer or divestiture proposal or agreement; • investments, joint ventures or changes in assets;

3 • new service offerings or significant news relating to service offerings; • change in control of the Company or extraordinary management developments; • liquidity problems or impending bankruptcy, restructuring or layoffs; • changes in auditors or notification that the Company may no longer rely on an auditor’s reports; • significant changes in compensation policy; • changes in analyst recommendations or debt ratings; • financings and other events regarding the Company’s securities (e.g., defaults on loans or securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities and changes to the rights of security holders); • dividend information; • the gain or loss of a significant customer or supplier or change in the terms of any such relationship; or • pending or threatened litigation or governmental investigations. Information that something may happen, regardless of the likelihood, can be material. Courts often resolve close cases in favor of finding information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of Material Non- Public Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information. 2.3 “Non-Public Information.” Information is considered to be “Non-Public” unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. You should presume that information is Non-Public, unless you can point to its official release by the Company in at least one of the following ways: • it has appeared in a publicly available filing with the SEC; or • issuance of a press release via major newswire such as the Associated Press. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. After the information has been disseminated, a sufficient period of time must pass for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until the completion of two full trading days on the Nasdaq Stock Market LLC (“Nasdaq”) after the information is disseminated in a national news medium or disclosed in a filing with the SEC. As an example: If the Company releases earnings pre-market on a trading day, then that day will count as day one. If, however,

4 the Company releases earnings (i) on a day that is not a trading day, (ii) intra-day on a trading day or (iii) following regular session trading on a trading day, then the next trading day will count as day one. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of Material Non- Public Information should refrain from any trading activity until such two-day period has been completed. Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer at TradeClearance@Celsius.com. 2.4 “Security” or “Securities.” The term “security” or “securities” is defined very broadly by the securities laws and includes, among other things, stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (e.g., exchange- traded options), and other similar instruments. 2.5 “Trade” or “Trading.” For purposes of this Policy, the term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan. 3.0 Statement of Policy 3.1 No Insider may trade in the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. NOTE: it is your responsibility to determine whether you possess Material Non-Public Information, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you have any question whether information in your possession is Material Non-Public Information, then you should contact the Chief Legal Officer at TradeClearance@Celsius.com. 3.2 No Insider may trade in securities of another entity at any time when the Insider has Material Non-Public Information about that entity, including, without limitation, any of our customers, vendors, suppliers or partners, when that information was obtained as a result of the Insider’s employment or relationship to the Company. 3.3 In addition to trading while in possession of Material Non-Public Information, no Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members or entities, such as a trust or corporation), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.” 3.4 No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in message boards/threads and in Internet “chat rooms”) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized by the Chief Executive Officer. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party you must contact the Chief Legal Officer immediately at TradeClearance@Celsius.com.

5 3.5 In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s Investor Relations Officer or the Chief Legal Officer. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Investor Relations Department. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company. 3.6 Certain Insiders may trade in the Company’s securities only during the four open “Window Periods” that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Company. Some of these persons must also receive pre-approval prior to any transaction. See Section 5.0. 3.7 Due to the heightened risk associated with the following transactions, no Insider, whether or not he or she possesses Material Non-Public Information, may engage in the following: • Publicly Traded Options. Insiders may not trade in options, warrants, puts and calls or similar instruments on the Company’s securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. • Short Sales. Insiders may not sell securities of the Company “short.” A short sale has occurred if the seller: (i) does not own the securities sold; or (ii) does own the securities sold, but does not deliver them within twenty (20) days or place them in the mail within five (5) days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often signal to the market that the seller lacks confidence in the Company’s prospects. • Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when a pledger is aware of Material Non-Public Information or otherwise is not permitted to trade in Company securities, no Insider may hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. See Section 6.2. • Hedging Transactions. No Insiders may engage in any hedging transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Hedging transactions may allow an Insider to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the Insider no longer having the same objectives as the Company’s other stockholders. • Standing and Limit Orders. Insiders may not place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information. 3.8 This Policy continues to apply to transactions in Company securities even after termination of service with the Company. An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider may not trade in the Company’s securities until that information has become public or is no longer material. Questions or concerns on whether any continuing Non-Public information remains Material should be directed to the Chief Legal Officer. In

6 addition, this Policy continues in effect for all Permanent Restricted Persons, Other Restricted Persons, Permanent Window Persons and Other Window Persons until the opening of the first Window Period after termination of employment or other relationship with the Company, unless notified otherwise by the Company. 4.0 Certain Exceptions The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to: • No Change in Beneficial Ownership. The trading restrictions in this Policy do not apply to transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime). • Gifts of Securities. Bona fide gifts of securities are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Insider is aware of Material Non-Public Information, or the person making the gift is subject to the trading restrictions specified in Section 5.0, in which case pre-clearance in accordance with that section is required prior to effecting the gift. Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, Insiders are encouraged to consult the Chief Legal Officer when contemplating a gift. Bona-fide gift transactions must be reported on Form 4 by Section 16 Persons (as defined in Section 5.1) within two (2) business days of such transaction. • Stock Option Plan. The trading restrictions in this policy do not apply to the exercise of stock options pursuant to our stock plans where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of any such stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances. • Trading Plans. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 6.1. • 401(k) Plan. To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s 401(k) plan resulting from periodic contributions of money to the plan through regular payroll deduction elections; however, the trading restrictions do apply to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

7 • Employee Stock Purchase Plan. To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. However, the trading restrictions do apply to subsequent sales of any such stock purchased under the plan, an election to participate in the plan outside of an open enrollment period, and changing instructions regarding the level of withholding contributions which are used to purchase stock made outside of an open enrollment period. • Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of shares of restricted stock, the sale of stock for tax purposes upon vesting pursuant to a prior election made during an open Window Period or as may be required by Company policy, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock. • Registered Public Offering. The trading restrictions in this Policy do not apply to sales of the Company’s securities by selling stockholders in a registered public offering in accordance with applicable securities laws. • Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Chief Legal Officer or the Human Resources and Compensation Committee of the Board of Directors. NOTE: if you are a Section 16 Person (as defined in Section 5.1), you must notify the Chief Legal Officer at TradeClearance@Celsius.com prior to executing any transaction in reliance on any of the above exceptions. 5.0 Window Periods, Pre-clearance of Trades and Other Procedures 5.1 Window Period and Special Blackout Period Applicability. This Section 5.0 explains the requirements and procedures, which apply to all members of the Board of Directors and the Company’s executive officers (such officers and directors, “Section 16 Persons”) for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), persons working in the finance and legal departments, and persons within two reporting levels of the Company’s Chief Executive Officer (all such persons, together with the Section 16 Persons, and together with family members of any of such persons or of any such Section 16 Persons and trusts, corporations and other entities over whom such person or such Section 16 Person exercises influence or control over his, her or its securities trading decisions, “Permanent Window Persons”), as well as Other Window Persons (as defined below) who have access to Material Nonpublic Information about the Company. The Company may from time to time designate other individuals and/or positions that are subject to this Section 5.0. Please note that this Section 5.0 applies to all Company securities which Permanent Window Persons hold or may acquire in the future. From time to time, the Company will notify persons that they are subject to the trading restrictions set forth in this Section 5.0 (including the Window Periods set forth in Section 5.2) if the Company believes that, in the normal course of their duties, they have access to Material

8 Non-Public Information, or in the event that the Company determines it is in the best interests of the Company and its stockholders to subject such additional persons to the trading restrictions set forth in this Section 5.0 (together with family members of any of such persons and trusts, corporations and other entities over whom such person exercises influence or control over his, her or its securities trading decisions, “Other Window Persons”). Such persons may include Non-Employee Personnel. Permanent Window Persons, as well as Other Window Persons, may not engage in any transaction involving the Company’s securities (including, with limited exceptions, the exercise of stock options, gifts, contributions to a trust, or any other transfers) at any time other than during a Window Period and without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer (or a designee of the Chief Legal Officer). Occasionally, Section 16 Persons and certain other individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons, which shall always include all Section 16 Persons, and may include other Personnel and Non- Employee Personnel, may be notified that they are “Special Blackout Persons” who will be subject to the special blackout provisions set forth in Section 5.3. 5.2 Window Periods. The Company has established four “windows” of time during the fiscal year during which requests for clearance may be approved and transactions may be effected (“Window Periods”). Each Window Period begins at the completion of two full trading days on Nasdaq after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year (as noted above, if the Company releases earnings pre-market on a trading day, then that day will count as day one and if the Company releases earnings (i) on a day that is not a trading day, (ii) intra-day on a trading day or (iii) following regular session trading on a trading day, then the next trading day will count as day one). That same Window Period closes at the close of trading on the fifteenth (15th) day of the third month of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 4.0 above, Permanent Window Persons and Other Window Persons may not trade in any of the Company’s securities. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Permanent Window Persons and Other Window Persons should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market 5.3 Special Blackout Period Suspension of Trading. From time to time, the Company may require that Special Blackout Persons suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All Special Blackout Persons shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to any other person that the Company has suspended trading for certain individuals. Though these blackouts generally will arise because an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, they may be declared for any reason. If the Company declares a special blackout period, the Company will deliver an e-mail (or other communication) notifying all Special Blackout Persons subject to the special blackout period when the special blackout period begins and when it ends. If, however, a person that is not a Special Blackout Person but whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during the special blackout period, the Chief Legal Officer (or another designated member of the legal department) will inform the requesting person of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of a special blackout period shall not disclose the existence of the blackout to any other person. NOTE: the Company’s delivery or non-delivery of these e-mails (or other

9 communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy. 5.4 Notification of Window Periods. In order to assist you in complying with this Policy, the Company, or a third-party designated by the Company, may, as a courtesy, deliver an e-mail (or other communication) notifying Permanent Window Persons and other Personnel and Non- Employee Personnel designated as Other Window Persons when the Window Period has opened and when the Window Period is about to close. However, whether or not the Company or such third-party delivers these emails (or other communication) does not relieve you of your obligations to read, understand and comply with this Policy, including that you transact in the Company’s securities only during Window Periods. 5.5 Hardship Exemptions. Those subject to the Window Periods or a special blackout period pursuant to Section 5.3 may request a hardship exemption for periods outside the Window Periods or during a special blackout period, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Legal Officer or a designee of the Chief Legal Officer. 5.6 Pre-Clearance of Trades Applicability. All Permanent Window Persons and Other Window Persons (collectively, “Permanent Restricted Persons”), as well as Other Restricted Persons (as defined below), must obtain the advance approval of the Chief Legal Officer (or a designee of the Chief Legal Officer) in accordance with Section 5.7 before effecting transactions in the Company’s securities, including, without limitation, any exercise of an option (whether cashless or otherwise), gifts, rights or warrants to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest. Each proposed transaction will be evaluated to determine if it raises insider trading concerns, other concerns under federal laws and regulations, or reporting obligations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. From time to time, the Company will notify Personnel and Non-Employee Personnel (other than Permanent Restricted Persons) that they are subject to the pre-clearance requirements set forth in Section 5.7 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information, or the Company determines it is in the best interests of the Company and its stockholders to subject such additional persons to such requirements (together with family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, “Other Restricted Persons”). Occasionally, individuals other than Permanent Restricted Persons and Other Restricted Persons may have access to Material Non-Public Information for a limited period of time (together with family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, “Special Restricted Persons”). During such a period, such persons may be notified that they are Special Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 5.7. 5.7 Pre-Clearance Procedures. Subject to Section 6.1, Permanent Restricted Persons, Other Restricted Persons and Special Restricted Persons shall submit a request for pre-clearance to the Chief Legal Officer (or a designee of the Chief Legal Officer) at least two business days, or such shorter period as may be permitted by the Chief Legal Officer or such designee in his or her sole discretion, in advance of the proposed transaction by email to TradeClearance@Celsius.com. Clearance of a transaction must be re-requested if the transaction order is not placed within forty-eight (48) hours after obtaining pre-clearance. If pre-clearance is denied, the fact of such

10 denial must be kept confidential by the person requesting such clearance. Approval must be in writing, dated and signed, or via email. When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any Material Non-Public Information about the Company, and should describe fully those circumstances to the Company’s Chief Legal Officer or confirm such individual is not in possession of Material Non-Public Information about the Comapny. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale. 5.8 General Restrictions Apply. For the avoidance of doubt, the provisions of Section 3 of this Policy continue to apply regardless of whether such Insider has obtained pre-clearance approval or such transaction occurs during any Window Period. For example, if during a Window Period, an Insider is or becomes aware that a material acquisition or divestiture is pending or of a forthcoming publication in the financial press that may affect the relevant securities market, such Insider may not trade in the Company’s securities. You must consult the Chief Legal Officer whenever you are in doubt. 5.9 Questions. Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Chief Legal Officer if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy (including this Section 5.0). 5.10 Acknowledgement. All directors, officers and other employees subject to the procedures set forth in this Section 5.0 must acknowledge their understanding of, and intent to comply with, this Policy and this Section 5.0 on the form attached to this Policy. 6.0 10b5-1 Trading Plans/Margin Accounts and Pledges/Short Sales 6.1 10b5-1 Trading Plans. Notwithstanding the prohibition against insider trading, Rule 10b5-1 (“Rule 10b5-1”) provides an affirmative defense against insider trading under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in the Company’s securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre- arranged written trading plan with another person instructing that other person to purchase or sell the Company’s securities for your account, provided that the pre-arranged written trading plan was entered into when you were not in possession of Material Non-Public Information and that such plan complies with the other requirements of Rule 10b5-1 (such a compliant trading plan, a “10b5-1 trading plan”). A 10b5-1 trading plan is a binding, written contract, instruction or plan between you and your broker that: (i) specifies the price, amount, and date of trades to be executed for your account in the future; or (ii) provides a written formula or algorithm, or computer program, that your broker will follow to determine the amount, price and timing of the Company’s securities to be purchased or sold; or (iii) did not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made, provided that any person who does exercise such influence must not be in possession of Material Non-Public Information. Conditions for Entry Into 10b5-1 Trading Plans. Any 10b5-1 trading plan must be entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of Material Non-Public Information about the Company or the securities subject to such plan. With respect to any Section 16 Person, the

11 10b5-1 trading plan must also include a representation by such officer or director certifying to such conditions in the preceding sentence. In addition to the condition that a 10b5-1 trading plan be entered into in good faith, Rule 10b5-1 requires the applicable person continue to act in good faith with respect to the 10b5-1 trading plan during its duration. Persons subject to the pre-clearance requirements of this Policy described in Section 5.0 cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Entering into or altering a corresponding or hedging transaction or position with respect to the securities under a 10b5-1 trading plan is likewise prohibited. As noted above, you have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding. Pre-Clearance of New 10b5-1 Trading Plans. Each Insider must pre-clear with the Chief Legal Officer his or her proposed 10b5-1 trading plan at least five business days prior to the entry into such plan, or such shorter period as may be permitted by the Chief Legal Officer in his or her sole discretion. The Company reserves the right to withhold preclearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre- clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Modification or Termination of 10b5-1 Trading Plans. Any modification of a 10b5-1 trading plan must occur before you become aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans, including, if applicable, a new cooling off period described below. If you are subject to Window Period restrictions pursuant to Section 5.0, any modification of a pre-approved 10b5-1 trading plan must take place during a Window Period. In addition, any modification or termination of a pre- approved 10b5-1 trading plan by an Insider requires pre-clearance by the Chief Legal Officer. You should understand that frequent modifications or terminations of a 10b5-1 trading plan, even if the applicable cooling-off periods are observed, may call into question the conditions that you entered into the 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Frequent modifications or terminations therefore may jeopardize the availability of the Rule 10b5-1 affirmative defense against insider trading allegations. Cooling-off Periods for Trades under 10b5-1 Trading Plans. No trades may occur under a 10b5- 1 trading plan until the expiration of the applicable cooling-off period described below. The applicable cooling-off period varies based on the status of the person. • Section 16 Persons: the cooling-off period ends on the later of (x) ninety (90) days after adoption of the 10b5-1 trading plan; or (y) two (2) business days following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days after adoption of the plan.

12 • All persons other than Section 16 Persons: the cooling-off period ends thirty (30) days after adoption of the 10b5-1 trading plan. A new cooling-off period is required following the entry into a new 10b5-1 trading plan and any of the following modifications to an existing 10b5-1 trading plan will be considered termination of such existing plan and the entry into a new 10b5-1 trading plan, necessitating a new cooling off period: any modification or change to the amount, price, or timing of the purchase or sale of the securities (which includes a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a 10b5-1 trading plan as well as any modification, such as the substitution or removal of a broker that is executing trades pursuant to a 10b5–1 trading plan, that changes the price or date on which purchases or sales are to be executed or the amount of securities to be purchased or sold. Prohibition on Multiple Outstanding 10b5-1 Trading Plans. A person entering into a 10b5-1 trading plan must have no outstanding 10b5-1 trading plans for purchases or sales of the Company’s securities on the open market (and shall not subsequently enter into any additional such plan), subject to the following exceptions: • Series of contracts treated as a single plan: A series of separate contracts with different broker-dealers or other agents acting on behalf of such person to execute trades thereunder may be treated as a single plan so long as the contracts when taken together meet the conditions under Rule 10b5-1; provided that any modification of any individual contract in such a series will be treated as a modification of each other contract in that series and a modification of the 10b5-1 trading plan, which modification may be considered a termination of the existing 10b5-1 trading plan, necessitating a new cooling off period as described above, provided that, the substitution of a broker-dealer or other agent acting on behalf of such person for another broker dealer that is executing trades under such a 10b5-1 trading plan shall not be considered a modification as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of the Company’s securities to be purchased or sold, dates of the purchases or sales to be executed, and amounts of securities to be purchased or sold. • Overlapping plans: There may be multiple concurrent 10b5-1 trading plans if trading under such plans does not overlap such that trading under a later commencing plan may not be authorized until all trades under the earlier commencing 10b5-1 trading plan are completed or expired without execution, provided that, the trades under the later commencing plan must comply with the applicable cooling-off period described above, treating the termination date of the earlier-commencing plan as the date of adoption of the later-commencing plan from which the cooling-off period commences. Any trades under a later-commencing plan that occur during the applicable cooling-off period negate the ability of such later-commencing plan to rely on the Rule 10b5-1 affirmative defense. • “Sell-to-cover” tax withholding plans: A separate contract, instruction or plan for purposes of “sell-to-cover” transactions will not be considered an outstanding 10b5-1 trading plan if such separate contract, instruction or plan authorizes such person’s broker or other agent to sell only such of the Company’s securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards (e.g. restricted stock units) and such person does not otherwise exercise control over the timing of such sales. The foregoing “sell-to-cover” transaction exemption does not apply to sales incident to the exercise of option awards. A subject person may, however, enter into a valid 10b5-1 trading plan that provides instructions

13 for, in addition to other trades, sell-to-cover transactions to satisfy tax withholding obligations arising from the exercise of option awards. “Single Trade” 10b5-1 Trading Plans. A 10b5-1 trading plan designed to effect the open-market purchase or sale of the total amount of the Company’s securities subject to that plan as a single transaction cannot be entered into if the applicable person adopted a contract, instruction or plan similarly designed to effect an open market purchase or sale in a single transaction in the prior 12 month period and such contract, instruction or plan would otherwise qualify for the affirmative defense under Rule 10b5-1. The prohibition on more than one “single trade” 10b5- 1 trading plan within a 12 month period does not prohibit sell-to-cover transactions described in the immediately preceding bullet. Disclosure of 10b5-1 Trading Plans. The Company will disclose certain information regarding 10b5-1 trading plans and any “non-Rule 10b5–1 trading arrangement” (as defined in Item 408 of Regulation S-K) entered into, terminated or modified by Section 16 Persons in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K during the fiscal quarter covered by the applicable report, such as the date of the plan or arrangement’s adoption, the duration of such plan or arrangement and the number of the Company’s securities to be purchased or sold under such plan or arrangement, provided that, no disclosure shall be made with respect to pricing terms of such plan or arrangement. Section 16 Persons, by acknowledging their understanding of, and intent to comply with, this Policy, agree to cooperate with the Company to provide any necessary information related to such disclosure. If you are a Section 16 Person, 10b5-1 trading plans compliance with Section 16 of the Exchange Act require special care because such persons may not even be aware that a reportable transaction under a 10b5-1 trading plan has taken place and may not be able to comply with the SEC’s requirement to report on Form 4 purchases or sales of the Company’s securities within two business days after the execution of the applicable transaction. Forms 4 and 5 include a mandatory checkbox indicating whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under a 10b5-1 trading plan. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires that your broker notify the Company before the close of business on the day of the execution of the transaction. See Section 8.0. A summary of 10b5-1 Plans executed by any Section 16 Person, together with a list of all transactions undertaken by any Section 16 Person, whether or not pursuant to a 10b5-1 trading Plan, will be provided periodically to the Human Resources and Compensation Committee. 6.2 Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral. Therefore, no Insiders and family members of any of such persons and trusts, corporations and other entities over whom such person exercises influence or control over his, her or its securities trading decisions, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan. Such

14 persons or entities who have pledged shares or hold securities in margin accounts must unwind or remove such securities. 7.0 Potential Criminal and Civil Liability and/or Disciplinary Action 7.1 Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor.” We remind you that, whether or not during a Window Period, you may not trade securities on the basis of Material Non-Public Information. You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. 7.2 Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy. 7.3 Potential Sanctions. (i) Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. (ii) Possible Disciplinary Actions. Subject to applicable law, Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

15 7.4 Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Chief Legal Officer. Any violation or perceived violation should be reported immediately to the Chief Legal Officer. 8.0 Broker Requirements for Section 16 Persons The timely reporting of transactions requires tight interface with brokers handling transactions for our Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers for Section 16 Persons need to comply with the following requirements: • not to enter any order (except for orders under pre-approved 10b5-1 trading plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and • to report before the close of business on the day of the execution of the transaction to the Company in writing via e-mail to the Chief Legal Officer, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers, and all 10b5-1 transactions. Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm with your broker, following any transaction, that he or she has e-mailed the required information to the Company. 9.0 Confidentiality If material information relating to the Company or its business is considered Non-Public Information, such information must be kept in strict confidence and should be discussed only in the ordinary course of business with persons who have a “need to know” the information for legitimate business purposes and then only when the Personnel disclosing the information has no reason to believe that the recipient will misuse or improperly disclose the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in strict confidence. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information: • Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Written information should be appropriately safeguarded and should not be left where it may be seen by persons who do not have a need to know the contents of the documents. • Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes. • Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.

16 • Do not share your computer or other account IDs and passwords with any other person. Password protect computers and log off when they are not in use. In addition to other circumstances where it may be applicable, confidentiality must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s Investor Relations Officer or the Chief Legal Officer. See also Sections 3.4 and 3.5 above. 10.0 Legal Effect of this Policy The terms of this Policy, including the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist. 11.0 Reporting Violations/Seeking Advice Suspected violations of this Policy should be referred to the Chief Legal Officer. In addition, if you: (a) receive Material Non-Public Information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or (b) receive confidential information and are unsure if it is within the definition of Material Non- Public Information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Chief Legal Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY By my signature below, I acknowledge that I have read and received a copy of the Celsius Holdings, Inc. Securities Trading Policy. Signature: Name (printed): Date: